Securities and Exchange Commission

100 F Street, N.E.

Judiciary Plaza

Washington, DC  20549

Ladies and Gentlemen:

  I hereby authorize Erik T. Hoover, Corporate Secretary and Corporate Counsel, or any Assistant Secretary, or their respective successors in office, to sign and file on my behalf SEC Forms 3, 4 and 5 or any other SEC forms relating to changes in beneficial ownership of securities of E. I. du Pont de Nemours and Company.  This authorization shall remain in effect as long as I am a director of DuPont unless it is earlier specifically revoked by me.

       Very truly yours,

       /s/  Edward D. Breen

       Edward D. Breen

            Director

       February 5, 2015

       Date